Exhibit 99.1 NEWS RELEASE

Contact:   Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary

                     (312) 592-5379; jane.mccahon@teldta.com

                 Julie D. Mathews, Manager, Investor Relations

                       (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS COMMON SHAREHOLDERS ELECT FOUR INCUMBENT DIRECTORS

CHICAGO – May 31, 2013 – The annual meeting of stockholders of Telephone and Data Systems, Inc. [NYSE: TDS] was held on May 24, 2013.   TDS is pleased to announce that over 86 million common shares were represented in person or by proxy at the meeting and each of TDS’ four incumbent directors nominated for election by the common shares -- Clarence A. Davis, George W. Off, Mitchell H. Saranow, and Gary L. Sugarman -- received at least 68 percent support.  Also, each of TDS’ eight incumbent directors nominated for election by the Series A common shares and preferred shares was elected by a substantial margin.

Additionally, TDS shareholders voted overwhelmingly for Proposals 2 (Ratification of Independent Registered Public Accounting Firm), Proposal 3 (Amendment and Restatement of Restated Compensation Plan for Non-Employee Directors), and Proposal 4 (Advisory Vote on Executive Compensation or “Say-on-Pay”).

“We truly appreciate our shareholders’ strong support and believe that these incumbent directors will continue to best represent TDS shareholders as the company works to build shareholder value,” said LeRoy T. Carlson, Jr., president and CEO.

TDS expects to file a Form 8-K Current Report with the SEC later today.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 6.1 million customers nationwide through its business units, U.S. Cellular, TDS Telecom and TDS Hosted & Managed Services. Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of March 31, 2013.

Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information, and more. Find us at facebook.com/telephoneanddatasystems. Follow us on twitter.com/tdscorporate. For more information about our subsidiaries, visit their websites at:

USM:  www.uscellular.com                                                TDS Telecom: www.tdstelecom.com